UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G/A
                                 (Rule 13d-102)



 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b),(c),
          AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2

                                (Amendment No. 5)


                             Penn Octane Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, $.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    707573101
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

            [ ] Rule 13d-1(b)

            [X] Rule 13d-1(c)

            [ ] Rule 13d-1(d)
----------

CUSIP No.707573101
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     Strategic Turnaround Equity Partners, LP (Cayman)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  |_|
     (b)  |X|
     Joint Filer
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    0
               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH:      -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
     |_|

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.0% (1)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

(1) On the basis of 15,386,187 shares of Common Stock reported by the Company as issued and outstanding as of November 9, 2007 in the Company's latest Quarterly report on Form 10-Q, as filed with Securities and Exchange Commission on November 19, 2007.

CUSIP No.707573101
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     Galloway Capital Management, LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  |_|
     (b)  |X|
     Joint Filer
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    0
               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY        141,849
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH:      -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    141,849
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     141,849 (1)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
     |_|

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     .92% (2)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

(1) These shares of common stock are held by Finvest Yankee, LP for which the reporting person has the shared power to vote and dispose.

(2)On the basis of 15,386,187 shares of Common Stock reported by the Company as issued and outstanding as of November 9, 2007 in the Company's latest Quarterly report on Form 10-Q, as filed with Securities and Exchange Commission on November 19, 2007.

CUSIP No. 707573101
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     Bruce Galloway
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  |_|
     (b)  |X|
     Joint Filer
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    0
               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY        141,849
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH:      -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    141,849
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     141,849 (1)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
     |_|

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     .92% (2)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

(1) These shares are held by Finvest Yankee, LP for which Galloway Capital Management, LLC has the power to vote and dispose. Mr. Galloway is a managing member and the majority equity holder of Galloway Capital Management, LLC, the general partner of STEP and has the shared power to vore and dispose of these shares.

(2)On the basis of 15,386,187 shares of Common Stock reported by the Company as issued and outstanding as of November 9, 2007 in the Company's latest Quarterly report on Form 10-Q, as filed with Securities and Exchange Commission on November 19, 2007

CUSIP No. 707573101
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     Gary Herman
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  |_|
     (b)  |X|
     Joint Filer
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    0
               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY        141,849
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH:      -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    141,849
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     141,849 (1)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
     |_|

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     .92% (2)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

(1) These shares_are held by Finvest Yankee, LP for which Galloway Capital Management, LLC has the power to vote and dispose. Mr. Herman is a managing member of Galloway Capital Management, LLC, which is also the general partner of STEP and has the shared power to vote and dispose of these shares.

(2)On the basis of 15,386,187 shares of Common Stock reported on the Company as issued and outstanding as of November 9, 2007 in the Company's latest Quarterly report on Form 10-Q, as filed with Securities and Exchange Commission on November 19, 2007.

Item 1(a).  Name of Issuer:

      Penn Octane Corporation (the "Issuer")

      --------------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

      77-530 Enfield Lane, Bldg. D, Palm Desert, California 92211-7261

      --------------------------------------------------------------------------

Item 2(a).  Name of Persons Filing:

      Strategic Turnaround Equity Partners, LP (Cayman)(STEP), Galloway Capital Management, LLC, Bruce Galloway and Gary Herman.

      --------------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

      The principal business address for STEP is c/o Stuarts Corporate Services, Ltd., P.O. Box 2510 GT, 4th Floor, One Cayman Financial Centre, 36A Dr. Roy's Drive, Georgetown, Grand Cayman, Cayman Islands. STEP is managed by Galloway Capital Management, LLC with its principal business address at 720 Fifth Avenue, 10th Floor, New York, NY 10019.

      The principal business address for Messrs. Galloway and Herman is 720 Fifth Avenue, 10th floor, New York, New York 10019.

      --------------------------------------------------------------------------

Item 2(c).  Citizenship:

      STEP is a limited partnership operating under the laws of the Cayman Islands.

      Galloway Capital Management, LLC is operated under the laws of the United States, Messrs. Galloway and Herman are citizens of the United States.

      --------------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

      This statement on Schedule 13G is being filed with respect to Common Stock, $0.01 par value per share (the "Common Stock") of the Issuer.

      --------------------------------------------------------------------------

Item 2(e).  CUSIP Number:

      707573101

      --------------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a

      (a) [_] Broker or dealer registered under Section 15 of the Exchange Act.

      (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

      (d) [_] Investment company registered under Section 8 of the Investment Company Act.

      (e) [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

      (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

      (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

      (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

      (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14)of the Investment Company Act;

      (j) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a) Amount beneficially owned:

          The information in items 1 and 5 through 11 on the cover page on this Schedule 13G is hereby incorporated by reference.
          ----------------------------------------------------------------------

      (b) Percent of class:

          The information in items 1 and 5 through 11 on the cover page on this Schedule 13G is hereby incorporated by reference.

          ----------------------------------------------------------------------

      (c) Number of shares as to which such person has:

            (i) Sole power to vote or direct the vote : The information in items 1 and 5 through 11 on each cover page of this Schedule 13G is hereby incorporated by reference.

            (ii) Shared power to vote or direct the vote: The information in items 1 and 5 through 11 on each cover page of this Schedule 13G is hereby incorporated by reference.

            (iii) Sole power to dispose or direct the disposition of : The information in items 1 and 5 through 11 on each cover page of this Schedule 13G is hereby incorporated by reference.

            (iv) Shared power to dispose or direct the disposition of :The information in items 1 and 5 through 11 on each cover page of this Schedule 13G is hereby incorporated by reference.


         The purpose of this Filing is to reflect the ownership by the Reporting Persons in the shares of the Issuer.

         Strategic Turnaround Equity Partners, L.P. (Cayman): 0
         Galloway Capital Management, LLC: 141,849(1)
         Bruce Galloway: 141,849(1)
         Gary Herman: 141,849(1)

(1) These shares held by Finvest Yankee, LP for which Galloawy Capital Management, LLC has the shared power to vote and dispose. Mr. Galloway and Mr. Herman are the managing members of Galloway Capital Management, LLC, and share the power to vote and dispose the shares owned by Galloway Capital Management, LLC.

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

                                 Not Applicable
      --------------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

                                 Not Applicable
      --------------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                                 Not Applicable
      --------------------------------------------------------------------------

Item 8.  Identification and Classification of Members of the Group.

                                 Not Applicable
      --------------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

                                 Not Applicable.
      --------------------------------------------------------------------------

Item 10.  Certifications.

     (a)  Not Applicable
     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2008



                              Strategic Turnaround Equity Partners, LP (Cayman)
                              By: /s/ Gary Herman
                                  ----------------------------------------------
                              Name:  Gary Herman
                              Title: Managing Member of Galloway
                                     Capital Management, LLC, the
                                     Investment Advisor of Strategic
                                     Turnaround Equity Partners, LP (Cayman)

                              Galloway Capital Management, LLC

                              By: /s/ Bruce Galloway
                                  ----------------------------------------------
                                  Name: Gary Herman
                                  Title: Managing Member

                              By: /s/ Bruce Galloway
                                  ----------------------------------------------
                                  Bruce Galloway, Individually

                              By: /s/ Gary Herman
                                  ----------------------------------------------
                                  Gary Herman, Individually

s